Exhibit 2.1

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION

THIS ANNOUNCEMENT CONTAINS INSIDE INFORMATION

FOR IMMEDIATE RELEASE

8 March 2021

RECOMMENDED CASH OFFER

for

SCAPA GROUP PLC

by

AMS HOLDCO 2 LIMITED

(an indirectly wholly-owned subsidiary of Schweitzer-Mauduit International, Inc.)

Increased and Final Offer Price

Introduction

On 27 January 2021, the board of directors of AMS Holdco 2 Limited (“SWM Bidco”), an indirectly wholly-owned subsidiary of Schweitzer-Mauduit International, Inc. (“SWM”), and the board of directors of Scapa Group plc (“Scapa”), announced (the “Offer Announcement”) their agreement on the terms of a recommended cash offer by SWM Bidco for the acquisition of the entire issued and to be issued ordinary share capital of Scapa (the “Offer”). The Offer is to be implemented by means of a scheme of arrangement under Part 26 of the Companies Act.

Capitalised terms used and not defined herein have the meaning given to them in the Scheme Document in respect of the Offer published and made available to Scapa Shareholders on 22 February 2021, which stated that each Scheme Shareholder would be entitled to receive, for each Scheme Share, 210 pence in cash.

Revised Offer Price

The SWM Bidco Directors and the Scapa Directors are today pleased to announce that they have reached agreement on the terms of a revised recommended cash offer (the “Revised Offer”) by SWM Bidco for the acquisition of the entire issued and to be issued ordinary share capital of Scapa, under the terms of which each Scheme Shareholder will be entitled to receive (the “Final Offer Price”):

for each Scheme Share 215 pence in cash

The Final Offer Price values the entire issued and to be issued ordinary share capital of Scapa at approximately £412.6 million on a fully-diluted basis and represents premia of approximately:

•       62.3 per cent. to the six-month volume weighted average price of 132.5 pence as at 26 January 2021 (being the last Business Day before the date of the Offer Announcement); and

•       21.5 per cent. to the Closing Price of 177 pence for each Scapa Share on 26 January 2021 (being the last Business Day before the date of the Offer Announcement).

The Final Offer Price will not be increased, except that SWM Bidco reserves the right to amend the Revised Offer if on or after the date of this announcement, there is an announcement of an offer or possible offer for Scapa by a third party offeror or potential offeror.

The Scheme will be modified to reflect the terms of the Revised Offer. Save as disclosed in this announcement, the Revised Offer is subject to the terms and conditions set out in the Scheme Document. No revised or updated Scheme Document will be sent to Scapa Shareholders in respect of the Revised Offer.

Recommendation

The Scapa Directors, who have been so advised by Jefferies as to the financial terms of the Revised Offer, consider the terms of the Revised Offer to be fair and reasonable. In providing its financial advice, Jefferies has taken into account the commercial assessments of the Scapa Directors. Jefferies is providing independent financial advice to the Scapa Directors for the purposes of Rule 3 of the Code.

Numis is acting as corporate broker and Nominated Adviser to Scapa in relation to the Revised Offer. Berenberg is acting as corporate broker to Scapa in relation to the Revised Offer.

Scapa wishes to inform its shareholders that it is not in discussions with any third parties regarding an alternative proposal to acquire Scapa.

The Scapa Directors outlined the reasons for their recommendation of the Offer from SWM in the Scheme Document. The Scapa Directors believe that the Revised Offer represents compelling value given the balance of future opportunities and risks facing the business, limited capital market liquidity resulting in share price volatility and provides an opportunity for Scapa Shareholders to crystallise, in cash, the value of their holdings at this attractive, increased Final Offer Price of 215 pence per Scheme Share.

Accordingly, the Scapa Directors recommend unanimously that Scheme Shareholders vote in favour of the Scheme at the Court Meeting and that Scapa Shareholders vote in favour of the Resolutions to be proposed at the General Meeting (or, in the event that the Revised Offer is implemented by way of a Takeover Offer, that Scapa Shareholders accept such Revised Offer) as the Scapa Directors who hold Scapa Shares have irrevocably undertaken to do in respect of their own entire beneficial holdings, amounting to, in aggregate, 1,245,656 Scapa Shares, representing approximately 0.66 per cent of the issued share capital of Scapa as at the last Business Day before the date of this announcement.

Financing of the Revised Offer

As set out in the Scheme Document, SWM will fund the consideration and related acquisition costs under the Revised Offer from the proceeds of the Term Loan B Facility, and up to $325 million of SWM’s existing $500 million Revolving Credit Facility under the Credit Agreement.

J.P. Morgan, in its capacity as financial adviser to SWM Bidco, is satisfied that the resources available to SWM Bidco are sufficient to satisfy in full the cash consideration payable to Scapa Shareholders under the terms of the Revised Offer.

Shareholder Meetings and Timetable

The expected timetable of principal events for the implementation of the Scheme remains as set out on page 15 of the Scheme Document. If any of the dates and / or times in the expected timetable change, the revised dates and / or times will be notified by announcement through a Regulatory Information Service.

The Scapa Directors and the SWM Bidco Directors remind Scapa Shareholders that the Court Meeting and the General Meeting in connection with the Revised Offer will both be held through the Virtual Meeting Platform on 17 March 2021 at 10.00 a.m. and 10.15 a.m. respectively (or, in the case of the General Meeting, as soon as the Court Meeting has concluded or been adjourned, if later). The Scheme requires approval at both of these Shareholder Meetings.

Information about how to attend the Shareholder Meetings through the Virtual Meeting Platform is set out in the Scheme Document.

Detailed instructions on the actions to be taken are set out on pages 12 to 14 of the Scheme Document.

White Forms of Proxy submitted in respect of the Court Meeting and yellow Forms of Proxy submitted in respect of the General Meeting and electronic proxy appointments will continue to be valid in respect of the Revised Offer.

If you have submitted Forms of Proxy for the Court Meeting and the General Meeting and do not wish to change your voting instructions you need take no further action as your Forms of Proxy will continue to be valid in respect of both the Court Meeting and the General Meeting,

If you have submitted Forms of Proxy for the Court meeting and/or the General meeting and now wish to change your voting instruction or if you have misplaced your Forms of Proxy you should contact Link Group on 0371 664 0321 from within the United Kingdom or +44 371 664 0321 if calling from outside the United Kingdom for further Forms of Proxy. Lines are opens between 9.00 a.m. and 5.30 p.m., Monday to Friday excluding public holidays in England and Wales.

If you are yet to submit either of both of the White Form of Proxy and/or Yellow Form of Proxy which accompanied the Scheme Document, it is important that you complete and return them both, in accordance with the instructions set out in the Scheme Document and on the Forms of Proxy to ensure that the outcome of the Court Meeting and the General Meeting fairly reflects the wishes of Scapa Shareholders.

Forms of Proxy should be returned so as to be received by Link Group at PXS 1, the Registry, 34 Beckenham Road, Beckenham, Kent BR3 4ZF as soon as possible and in any event by no later than:

•	10.00 a.m. on 15 March 2021 in the case of the WHITE Form of Proxy for the Court Meeting; and

•	10.15 a.m. on 15 March 2021 in the case of the YELLOW Form of Proxy for the General Meeting,

(or in the case of any adjournment, not later than 48 hours before the time fixed for the adjourned Shareholder Meeting. Non-Business Days shall not be taken into account for the purposes of calculating the deadline for returning Forms of Proxy for any adjourned meeting).

If you hold your Scapa Shares in CREST, you may vote using the CREST voting service in accordance with the procedures set out in the CREST Manual (please also refer to the accompanying notes on the notices of each Shareholder Meeting set out in Parts 9 and 10 of the Scheme Document).

Proxies submitted electronically through CREST must be sent as soon as possible, and in any event, so as to be received by no later than 10.00 a.m. on 15 March 2021 in the case of the Court Meeting and by 10.15 a.m. on 15 March 2021 in the case of the General Meeting (or in the case of any adjournment, not later than 48 hours before the time fixed for the holding of the adjourned Shareholder Meeting).

Completion and return of a Form of Proxy does not prevent a Scapa Shareholder from attending the Shareholder Meetings and voting in person via the Virtual Platform should you so wish and are so entitled.

General

The Revised Offer does not change SWM Bidco's intentions as regards the business of Scapa (including locations of its operations), the management and employees of Scapa, and the proposals in respect of the Scapa Share Plans, as set out in the Scheme Document and in the letters already sent to the participants in the Scapa Share Plans informing them of the effect of the Scheme on their rights under the Scapa Share Plans and, where applicable, containing appropriate proposals in respect of such rights.

J.P. Morgan, Jefferies, Numis, and Berenberg have each given and not withdrawn their consent to the publication of this Announcement with the inclusion herein of the references to their names in the form and context in which they appear.

The Appendix to this announcement contains the sources and bases of certain information contained in this announcement.

Documents available on a website

Copies of the following documents will be available, free of charge, on Scapa’s and SWM’s websites at https://www.scapa.com/News/CashOfferForScapaGroupplc and https://ir.swmintl.com/update-disclaimer, respectively, no later than 12 noon (UK time) on the Business Day following the date of this announcement, and for the duration of the Revised Offer:

•    this announcement; and

•    the consent letters from each of J.P. Morgan, Jefferies, Numis and Berenberg referred to above.

Enquiries:

SWM

Schweitzer-Mauduit International, Inc.
Mark Chekanow – Investor Relations Director	Tel: +1 770 569 4229

J.P. Morgan (Financial adviser to SWM and SWM Bidco)
John Richert Justin Aylward	Tel: +1 212 270 6000
Celia Murray	Tel: +44 207 742 4000
Scapa

Scapa Group plc Heejae Chae – Group Chief Executive Oskar Zahn – Chief Financial Officer Brett Pollard – MD of Corporate Development	Tel: +44 161 301 7400

Jefferies International Limited (Sole Financial Adviser) Philip Noblet James Thomlinson Harry Le May	Tel: +44 20 7029 8000

Numis Securities Limited (Nominated Adviser and Joint Broker) Mark Lander Freddie Barnfield Duncan Monteith	Tel: +44 20 7260 1000

Berenberg (Joint Broker) Chris Bowman Toby Flaux	Tel: +44 20 3207 7800

FTI Consulting (Media Relations) Simon Conway Victoria Foster Mitchell	Tel: +44 20 3727 1000

Important notice

J.P. Morgan Securities LLC and its affiliate J.P. Morgan Securities plc, which conducts its UK investment banking business as J.P. Morgan Cazenove, which is authorised by the Prudential Regulation Authority (the “PRA”) and regulated in the UK by the Financial Conduct Authority (the “FCA”) and the PRA (together, “J.P. Morgan”), are acting exclusively for SWM and SWM Bidco and no one else in connection with the Revised Offer and shall not be responsible to anyone other than SWM and SWM Bidco for providing the protections afforded to clients of J.P. Morgan or its affiliates nor for providing advice in connection with the Revised Offer or any other matter or arrangement referred to herein.

In accordance with the Code, normal United Kingdom market practice and Rule 14e-5(b) of the U.S. Securities Exchange Act of 1934 (the “U.S. Exchange Act”), J.P. Morgan Securities plc and its affiliates will continue to act as exempt principal trader in Scapa securities on the London Stock Exchange. These purchases and activities by exempt principal traders which are required to be made public in the United Kingdom pursuant to the Code will be reported to a Regulatory Information Service and will be available on the London Stock Exchange website at www.londonstockexchange.com. This information will also be publicly disclosed in the United States to the extent that such information is made public in the United Kingdom.

Jefferies International Limited (“Jefferies”), which is authorised and regulated by the FCA in the United Kingdom, is acting exclusively for Scapa and no one else in connection with the Revised Offer and will not be responsible to anyone other than Scapa for providing the protections afforded to clients of Jefferies nor for providing advice in relation to the Revised Offer or any other matters referred to in this announcement. Neither Jefferies nor any of its affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Jefferies in connection with this announcement, any statement contained herein or otherwise.

In accordance with the Code, normal United Kingdom market practice and Rule 14e-5(b) of the U.S. Exchange Act, Jefferies and its affiliates will continue to act as exempt principal trader in Scapa securities on the London Stock Exchange. These purchases and activities by exempt principal traders which are required to be made public in the United Kingdom pursuant to the Code will be reported to a Regulatory Information Service and will be available on the London Stock Exchange website at www.londonstockexchange.com. This information will also be publicly disclosed in the United States to the extent that such information is made public in the United Kingdom.

Numis Securities Limited (“Numis”), which is authorised and regulated in the United Kingdom by the FCA, is acting exclusively for Scapa and no one else in connection with the matters set out in this Announcement and will not regard any other person as its client in relation to the matters in this Announcement and will not be responsible to anyone other than Scapa for providing the protections afforded to clients of Numis, nor for providing advice in relation to any matter referred to herein.

Joh. Berenberg, Gossler & Co. KG, London Branch (“Berenberg”), which is authorised by the German Federal Financial Supervisory Authority and subject to limited regulation by the FCA in the United Kingdom, is acting exclusively for Scapa and no one else in connection with the Revised Offer and will not be responsible to anyone other than Scapa for providing the protections afforded to clients of Berenberg nor for providing advice in relation to the Revised Offer or any other matters referred to in this announcement. Neither Berenberg nor any of its affiliates owes or accepts any duty, liability or responsibility to any person who is not a client of Berenberg in connection with this announcement, any statement contained herein or otherwise.

Further information

This Announcement is for information purposes only and is not intended to, and does not, constitute or form part of any offer or invitation to purchase, otherwise acquire or subscribe for or dispose of any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Revised Offer or otherwise. The Revised Offer is made solely through the Scheme Document (or, in the event that the Revised Offer is to be implemented by means of a Takeover Offer, the Offer Document), which, together with the Forms of Proxy, contain the full terms and conditions of the Revised Offer, including details of how to vote in respect of the Scheme.

This announcement has been prepared for the purpose of complying with English law and the Code and the information disclosed may not be the same as that which would have been disclosed if this announcement had been prepared in accordance with the laws of jurisdictions outside England and Wales.

Overseas shareholders

The release, publication or distribution of this announcement in jurisdictions other than the United Kingdom may be restricted by law and therefore any persons who are not resident in the United Kingdom or who are subject to the laws of any jurisdiction other than the United Kingdom (including Restricted Jurisdictions) should inform themselves about, and observe, any applicable legal or regulatory requirements. In particular, the ability of persons who are not resident in the United Kingdom or who are subject to the laws of another jurisdiction to participate in the Revised Offer or to vote their Scheme Shares in respect of the Scheme at the Court Meeting or in respect of the Resolutions to be proposed at the General Meeting, or to execute and deliver Forms of Proxy appointing another to vote at the Court Meeting and/or the General Meeting on their behalf, may be affected by the laws of the relevant jurisdictions in which they are located or to which they are subject. Any failure to comply with applicable legal or regulatory requirements of any jurisdiction may constitute a violation of securities laws in that jurisdiction. To the fullest extent permitted by applicable law, the companies and persons involved in the Revised Offer disclaim any responsibility or liability for the violation of such restrictions by any person.

Unless otherwise determined by SWM Bidco or required by the Code, and permitted by applicable law and regulation, the Revised Offer shall not be made available, directly or indirectly, in, into or from a Restricted Jurisdiction where to do so would violate the laws in that jurisdiction and no person may vote in favour of the Revised Offer by any such use, means, instrumentality or form within a Restricted Jurisdiction or any other jurisdiction if to do so would constitute a violation of the laws of that jurisdiction.

Copies of this announcement and any formal documentation relating to the Revised Offer are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in or into or from any Restricted Jurisdiction or any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send them in or into or from any Restricted Jurisdiction. Doing so may render invalid any related purported vote in respect of the Revised Offer.

If the Revised Offer is implemented by way of a Takeover Offer (unless otherwise permitted by applicable law and regulation), the Takeover Offer may not be made, directly or indirectly, in or into or by use of the mails or any other means or instrumentality (including, without limitation, facsimile, e-mail or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or any facility of a national, state or other securities exchange of any Restricted Jurisdiction, and the Revised Offer will not be capable of acceptance by any such use, means, instrumentality or facilities or from within any Restricted Jurisdiction.

The availability of the Revised Offer to Scapa Shareholders who are not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions in which they are resident. Persons who are not resident in the United Kingdom should inform themselves of, and observe, any applicable requirements. Further details in relation to Scapa Shareholders in overseas jurisdictions will be contained in the Scheme Document.

The Revised Offer is subject to English law and the applicable requirements of the Court, the Code, the Panel, the London Stock Exchange, the AIM Rules and the FCA.

Notice to U.S. investors

The Revised Offer relates to shares of a UK company and is proposed to be effected by means of a scheme of arrangement under the laws of England and Wales. A transaction effected by means of a scheme of arrangement is not subject to the tender offer rules or the proxy solicitation rules under the U.S. Exchange Act.

Accordingly, the Revised Offer is subject to the disclosure and procedural requirements applicable in the United Kingdom to schemes of arrangement which differ from the disclosure requirements of United States tender offer and proxy solicitation rules. Furthermore, the payment and settlement procedure with respect to the Revised Offer will comply with the relevant rules under the Code, which differ from U.S. payment and settlement procedures, particularly with regard to the date of payment of consideration.

However, if SWM Bidco were to elect to implement the Revised Offer by means of a Takeover Offer, such Takeover Offer would be made in compliance with all applicable United States laws and regulations, including any applicable exemptions under the U.S. Exchange Act. Such a Takeover Offer would be made in the United States by SWM Bidco and no one else, in compliance with U.S. law and regulations, including Section 14(e) of the U.S. Exchange Act and Regulation 14E thereunder.

In accordance with normal United Kingdom practice, SWM, SWM Bidco or their nominees or their brokers (acting as agents), may from time to time make certain purchases of, or arrangements to purchase, shares or other securities of Scapa outside of the U.S., other than pursuant to the Revised Offer, until the date on which the Revised Offer and/or Scheme becomes Effective, lapses or is otherwise withdrawn, in compliance with applicable law, including the U.S. Exchange Act. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Any information about such purchases or arrangements to purchase shall be disclosed as required in the United Kingdom, shall be reported to the Regulatory Information Service and shall be available on the London Stock Exchange website at www.londonstockexchange.com.

The receipt of consideration by a U.S. holder for the transfer of its Scapa Shares pursuant to the Revised Offer will likely be a taxable transaction for United States federal income tax purposes. Each U.S. holder of Scapa Shares is urged to consult their independent professional adviser immediately regarding the tax consequences of the Revised Offer applicable to such holder, including under applicable United States state and local tax laws, as well as overseas and other tax laws that may be applicable.

Some or all of Scapa’s officers and directors reside outside the U.S., and some or all of its assets are or may be located in jurisdictions outside the United States. Therefore, investors may have difficulty effecting service of process within the U.S. upon those persons or recovering against Scapa or its officers or directors on judgments of U.S. courts, including judgments based upon the civil liability provisions of the U.S. federal securities laws. Further, it may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court's judgment. It may not be possible to sue Scapa or its officers or directors in a non-U.S. court for violations of the U.S. securities laws.

Neither the SEC nor any U.S. state securities commission has approved or disproved or passed judgment upon the fairness or the merits of the Revised Offer or determined if this announcement is adequate, accurate or complete.

Financial information relating to Scapa included the Scheme Document has been or will have been prepared in accordance with IFRS and may not therefore be comparable to the financial information of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.

SWM financial results

The financial information relating to SWM included in, or incorporated by reference into, this announcement has been prepared in accordance with accounting standards applicable in the U.S. that may not be comparable to the financial statements or information of UK companies or companies where financial statements are prepared in accordance with generally accepted accounting principles in the UK. Further, SWM has provided guidance with respect to Adjusted EBITDA, which is a financial metric that has not been determined in accordance with accounting principles generally accepted in the United States and is therefore a "non-GAAP" financial measure.

Forward-looking statements

This announcement (including information incorporated by reference in this announcement), oral statements made regarding the Revised Offer, and other information published by Scapa, any member of the Scapa Group, SWM, SWM Bidco or any other member of the SWM Group contain statements which are, or may be deemed to be, "forward looking statements". These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements often use words such as, without limitation, "anticipate", "target", "expect", "estimate", "intend", "plan", "goal", "believe", "aim", "will", "may", "hope", "continue", "would", "could" or "should" or other words of similar meaning or the negative thereof. Forward-looking statements include, but are not limited to, statements relating to the following: (i) future capital expenditures, expenses, revenues, economic performance, financial conditions, dividend policy, losses and future prospects, (ii) business and management strategies and the expansion and growth of the operations of Scapa, any member of the Scapa Group, SWM, SWM Bidco or any other member of the SWM Group, (iii) the effects of government regulation on the business of Scapa, any member of the Scapa Group, SWM, SWM Bidco or any other member of the SWM Group, (iv) negative effects relating to this announcement and/or status of the Revised Offer, (v) the possibility that any of the conditions to the Revised Offer will not be satisfied, and (vi) significant transaction costs (including litigation) or unknown liabilities. There are many factors which could cause actual results to differ materially from those expressed or implied in forward-looking statements. Among such factors are changes in global, political, economic, business, competitive, market and regulatory forces, future exchange and interest rates, changes in tax rates and future business combinations or disposals. Such statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations.

These forward looking statements are prospective in nature and are not based on historical facts, but rather on current expectations and on numerous assumptions regarding the business strategies and the environment in which Scapa, any member of the Scapa Group, SWM, SWM Bidco or any member of the SWM Group shall operate in the future and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by those statements. By their nature, these forward-looking statements involve known and unknown risks, and uncertainties because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of such forward-looking statements in this announcement may cause the actual results, performance or achievements of any such person, or industry results and developments, to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. No assurance can be given that such expectations will prove to have been correct and persons reading this announcement are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this announcement. None of Scapa, any member of the Scapa Group, SWM, SWM Bidco or any other member of the SWM Group, or their respective members, directors, officers, employees, advisers or any person acting on behalf of one or more of them, provides any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements in this announcement will actually occur.

None of Scapa, any member of the Scapa Group, SWM, SWM Bidco or any other member of the SWM Group, or their respective members, directors, officers, employees, advisers or any person acting on behalf of one or more of them, has any intention or accepts any obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent legally required. All subsequent oral or written forward-looking statements attributable to Scapa, any member of the Scapa Group, SWM, SWM Bidco or any other member of the SWM Group or any persons acting on their behalf are expressly qualified in their entirety by the cautionary statement above.

No profit forecasts or estimates

No statement in this announcement is intended as a profit forecast or estimate for SWM, SWM Bidco or Scapa for any period and no statement in this announcement should be interpreted to mean that cash flow from operations, earnings, or earnings per share or income of those persons (where relevant) for the current or future financial years would necessarily match or exceed the historical published cash flow from operations, earnings, earnings per share or income of those persons (as appropriate).

Publication on a website

A copy of this announcement will be made available (subject to certain restrictions relating to persons resident in Restricted Jurisdictions), free of charge, on SWM’s website at https://ir.swmintl.com/update-disclaimer and Scapa’s website at https://www.scapa.com/News/CashOfferForScapaGroupplc by no later than 12:00 noon on the Business Day following the date of this announcement.

Neither the content of these websites nor the content of any other website accessible from hyperlinks on such websites is incorporated into, or forms part of, this announcement.

Requesting hard copy documents

In accordance with Rule 30.3 of the Code, a person so entitled may request a copy of this Announcement (and any information incorporated into it by reference to another source) in hard copy form free of charge. A person may also request that all future documents, announcements and information sent to that person in relation to the Revised Offer should be in hard copy form. For persons who have received a copy of this Announcement in electronic form or via a website notification, a hard copy of this Announcement will not be sent to you unless you have previously notified Scapa's registrar, Link Asset Services that you wished to receive all documents in hard copy form or unless requested in accordance with the procedure set out below.

If you would like to request a hard copy of this Announcement from Scapa please contact Scapa's registrar, Link Market Services Limited, on 0371 664 0321 (from within the UK) or on +44 371 664 0321 (from outside the UK), or by writing to Link Market Services Limited, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU. Calls are charged at 12 pence per minute and will vary by provider. Calls are charged at the standard geographic rate and will vary by provider. Calls outside the United Kingdom will be charged at the applicable international rate. Link Market Services Limited is open between 9:00 a.m. and 5:30 p.m., Monday to Friday, excluding public holidays in England and Wales. Please note that Link Market Services Limited cannot provide any financial, legal or tax advice and calls may be recorded and monitored for security and training purposes.

Information relating to Scapa Shareholders

Please be aware that addresses, electronic addresses and certain other information provided by Scapa Shareholders, persons with information rights and other relevant persons for the receipt of communications from Scapa may be provided to SWM Bidco during the Offer Period as required under section 4 of Appendix 4 to the Code.

Rounding

Certain figures included in this Announcement have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Disclosure requirements of the Code

Under Rule 8.3(a) of the Code, any person who is interested in one per cent. or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any securities exchange offeror is first identified. An Opening Position Disclosure must contain details of the person's interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 p.m. (London time) on the 10th business day following the commencement of the offer period and, if appropriate, by no later than 3.30 p.m. (London time) on the 10th business day following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in one per cent. or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person's interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s), save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 p.m. (London time) on the business day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Panel's website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. You should contact the Panel’s Market Surveillance Unit on +44 (0)20 7638 0129 if you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure.

General

If you are in any doubt about the contents of this announcement or the action you should take, you are recommended to seek your own independent financial advice immediately from your stockbroker, bank manager, solicitor, accountant or independent financial adviser duly authorised under FSMA if you are resident in the United Kingdom or, if not, from another appropriately authorised independent financial adviser.

Dates and time

All references to dates and times in this announcement are to the dates and times in London, unless otherwise stated.

APPENDIX

SOURCES OF INFORMATION AND BASES OF CALCULATION

1.        As at close of business on the Latest Practicable Date, Scapa had 187,870,013 Scapa Shares in issue.

2.        The fully-diluted share capital of Scapa of 191,893,334 Scapa Shares is calculated on the basis of: (a) the number of issued Scapa Shares set out in paragraph 1 of this Appendix and (b) an additional 4,023,321 Scapa Shares that may be issued on or after the date of this Announcement on the exercise of options under the Scapa Share Plans.

3.        The value attributed to the entire issued and to be issued ordinary share capital of Scapa is based upon the consideration of 215 pence for each Scheme Share, multiplied by the fully-diluted share capital of Scapa set out in paragraph 2 of this Appendix.

4.        Unless otherwise stated, all prices quoted for Scapa Shares are Closing Prices.

5.        Volume-weighted average prices have been derived from Bloomberg and have been rounded to the nearest pence.

6.        The premium calculations to the price for each Scapa Share have been calculated by reference to:

a.        62.3 per cent. to the six-month volume weighted average price of 132.5 pence as at 26 January 2021 (being the last Business Day before the date of the Offer Announcement); and

(a)       21.5 per cent. to the Closing Price of 177 pence for each Scapa Share on 26 January 2021 (being the last Business Day before the Offer Announcement).

7.        Unless otherwise stated, annual financial information relating to Scapa has been extracted from Scapa’s annual report and accounts for the financial year ended 31 March 2020 prepared in accordance with IFRS and half-year financial information has been extracted from Scapa’s interim results for the six-month period ended 30 September 2020.